                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                     PURCHASE OF FIFTEEN A320 SERIES AIRCRAFT

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   The Company entered into the Aircraft Purchase Agreement of 21st April, 2005 with Airbus SAS to purchase fifteen A320 series aircraft from Airbus SAS.
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AIRCRAFT PURCHASE AGREEMENT

The Company entered into the Aircraft Purchase Agreement of 21st April, 2005 with Airbus SAS to purchase the Aircraft from Airbus SAS in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Airbus SAS and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired     :       The Aircraft (i.e. fifteen brand new A320 series aircraft, comprising eleven A321 and four A320 aircraft (with engines))

                                    The total asset value of the Aircraft (as determined based on the relevant
                                    2000 price catalog of Airbus SAS) amounts in aggregate
                                    to approximately RMB6,900 million (approximately HK$6,509 million). The
                                    Company has not conducted any independent valuation on the Aircraft.

Consideration and           :       The aggregate consideration for the Aircraft to be purchased by
  payment terms                     the Company pursuant to the Aircraft Purchase Agreement, which was determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the Aircraft as stated above.
                                    The consideration is payable by cash in United States dollars in instalments, and is being funded principally by way of financing arrangements with banking institutions or out of internal resources according to the
                                    Company's financial situation at the relevant time.

Delivery                    :       The Aircraft are expected to be delivered to the Company in stages from
                                    September 2006 to October 2008.

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
GENERAL

The Company and             :       The Company is principally engaged in the business of civil
   Airbus SAS                       aviation.

                                    Airbus SAS, to the Directors' knowledge, is principally engaged in the business of manufacturing and selling aircraft.

Reasons for entering        :       The Aircraft being acquired from Airbus SAS will be
  into the Transaction              introduced to the Company's fleet, principally to cater
  and benefits                      for the expected rapid growth in domestic aviation market
  expected to accrue                serving short to middle range passenger routes. The
  to the Company                    Company also believes that the Company's acquisition of the Aircraft will further improve its aviation network and
                                    enhance the Company's competitiveness in
                                    this market segment. By utilising these
                                    advanced Aircraft, the Company will be able
                                    to provide safer, more efficient and better
                                    quality services to domestic and
                                    international passengers.

[ ] As mentioned above, the consideration is being funded principally by way of financing arrangements with banking institutions or out of internal resources according to the Company's financial situation at the relevant time. The Transaction may therefore result in an increase in the Company's short-term debt-to-equity ratio, but is not expected to impact on the Company's cash-flow position or its business operations. It is anticipated that the Transaction would result in an increase in the Company's fixed assets, with liabilities to be settled by bank loans as may required upon delivery of each aircraft.

[ ] The Transaction has been approved by the relevant regulatory authority(ies) in the
                                    People's Republic of China in compliance with the relevant regulatory requirements.
                                    The Directors believe that the terms of the Aircraft Purchase Agreement and the
                                    Transaction are fair and reasonable and in the interests of the Company's shareholders as a whole.

The Company will perform the Aircraft Purchase Agreement in accordance with its terms and provisions. The relevant "percentage ratio" for the Transaction calculated under Rule 14.07 of the Listing Rules is above 25%, but less than 100%. Nonetheless, based on the information currently available to the Stock Exchange, the Stock Exchange takes the view that the Transaction and the aircraft purchase agreements of 9th October, 2004 and 16th March, 2005 with Airbus SAS (as disclosed in the Company's announcements dated 13th October, 2004 and 17th March, 2005, respectively) will, pursuant to Rule 14.22 of the Listing Rules, be aggregated and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules as applied by the Stock Exchange. The Aircraft Purchase Agreement is therefore considered by the Stock Exchange to constitute a "very substantial acquisition" of the Company, and a shareholders' meeting is required to be convened to adopt the Aircraft Purchase Agreement. The Company has been in discussions with the Stock Exchange regarding the applicability of the

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relevant provisions under the Listing Rules, and is, alternatively, seeking from the Stock Exchange a waiver from strict compliance with the shareholders' meeting requirement if required. The Company will make further announcement as and when appropriate.

DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AIRBUS SAS"                      means Airbus SAS, a company created and existing under the laws of France;

"AIRCRAFT"                        means fifteen brand new A320 series aircraft,
                                  comprising eleven A321 and four A320 aircraft
                                  (with engines), being purchased by the Company
                                  from Airbus SAS;

"AIRCRAFT PURCHASE                means an agreement of 21st April, 2005 between the Company
    AGREEMENT"                    and Airbus SAS in respect of the purchase by the Company of the
                                  Aircraft from Airbus SAS;

"CEA HOLDING"                     means (CHINESE CHARACTERS) (China Eastern Air Holding
                                  Company), a wholly State-owned enterprise and
                                  the controlling shareholder of the Company
                                  holding approximately 61.64% of its issued
                                  share capital;

"COMPANY"                         means (CHINESE CHARACTERS) (China Eastern Airlines Corporation Limited),
                                  a joint stock limited company incorporated in the
                                  People's Republic of China with limited
                                  liability, whose H shares, A shares and
                                  American depositary shares are listed on the
                                  Stock Exchange, the Shanghai Stock Exchange
                                  and the New York Stock Exchange, Inc.,
                                  respectively;

"DIRECTORS"                       means the directors of the Company;

"HK$"                             means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"                       means the Hong Kong Special Administrative Region of the People's Republic of
                                  China;

"LISTING RULES"                   means the Rules Governing the Listing of Securities on The Stock Exchange of Hong
                                  Kong Limited;

"RMB"                             means Renminbi, the lawful currency of the People's Republic of China;

"STOCK EXCHANGE"                  means The Stock Exchange of Hong Kong Limited;

"TRANSACTION"                     means the proposed acquisition by the Company
                                  of the Aircraft under the Aircraft Purchase
                                  Agreement.

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                                          By order of the board of the Directors
                                                    CHINA EASTERN AIRLINES
                                                      CORPORATION LIMITED
                                                          LUO ZHUPING
                                              Director and Company Secretary

The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
21st April, 2005

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